Exhibit 107

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

NGM BIOPHARMACEUTICS, INC.

(Name of Subject Company (Issuer))

ATLAS NEON MERGER SUB, INC.
(Name of Filing Person — Offeror)
a wholly-owned subsidiary of

ATLAS NEON PARENT, INC.
(Name of Filing Person — Parent of Offeror)
an affiliate of

THE COLUMN GROUP, LP

THE COLUMN GROUP GP, LP

THE COLUMN GROUP II, LP

THE COLUMN GROUP II GP, LP

THE COLUMN GROUP MANAGEMENT, LP

PONOI CAPITAL, LP

PONOI MANAGEMENT, LLC

PONOI CAPITAL II, LP

PONOI II MANAGEMENT, LLC

THE COLUMN GROUP III, LP

THE COLUMN GROUP III-A, LP

THE COLUMN GROUP III GP, LP

THE COLUMN GROUP IV, LP

THE COLUMN GROUP IV-A, LP

THE COLUMN GROUP IV GP, LP

TCG IV GP, LLC

THE COLUMN GROUP OPPORTUNITY III, LP

THE COLUMN GROUP OPPORTUNITY III GP, LP

TCG OPPORTUNITY III GP, LLC

PETER SVENNILSON

DAVID V. GOEDDEL

TIMOTHY KUTZKEY

(Names of Filing Persons — Other)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$135,294,292.20	(1)	.0001476	$19,969.44 (2)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$135,294,292.20
Total Fees Due for Filing				$19,969.44
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$19,969.44

(1)	Estimated solely for the purpose of calculating the filing fee. The transaction value was calculated by adding (i) the product of (a) $1.55, which is the price per share of common stock of NGM Biopharmaceuticals, Inc. (the “Company”) (each, a “Share”), and (b) 83,922,383 Shares issued and outstanding (including shares underlying restricted stock units) and (ii) the product of (a) the difference between (1) $1.55 and (2) an exercise price of $0.84 (the weighted-average exercise price of the in-the-money outstanding options) and (b) in-the-money stock options representing the right to purchase an aggregate of 7,344,505 Shares. The calculation of the transaction value is based on information provided by the Company as of March 1, 2024.

(2)	The amount of the filing fee was calculated by multiplying the transaction value by 0.0001476.

Table 2 – Fee Offset Claims and Sources

Inapplicable.